FB Financial Corporation Reports Second Quarter 2023 Results
Reports Q2 Diluted EPS of $0.75, Adjusted Diluted EPS* of $0.77

NASHVILLE, TENNESSEE—July 17, 2023-- FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $35.3 million, or $0.75 per diluted common share, for the second quarter of 2023, compared to $0.78 in the previous quarter and $0.41 in the second quarter of last year. Adjusted net income* was $36.0 million, or $0.77 per diluted common share, compared to $0.76 in the previous quarter and $0.64 in the second quarter of last year.
The Company’s deposits were $10.87 billion at June 30, 2023 compared to $11.18 billion at March 31, 2023 and $10.54 billion at June 30, 2022. The quarter-over-quarter decrease related to a reduction in public funds of $462.6 million. Loans held for investment ("HFI") were $9.33 billion at the end of the quarter compared to $9.37 billion at the end of the previous quarter and $8.62 billion at the end of the same quarter last year. The decline relative to the previous quarter was primarily driven by construction and non-owner occupied commercial real estate loan balances declining by $118.1 million. The Company grew book value to $29.64 and grew adjusted tangible book value* to $27.72, or 9.84% annualized from the first quarter. Net interest margin ("NIM") was 3.40% for the second quarter of 2023 compared to 3.51% and 3.52% in the prior quarter and the second quarter of 2022, respectively.
President and Chief Executive Officer, Christopher T. Holmes stated, "We boosted our balance sheet strength during the quarter so the Company is prepared regardless of whether the future brings challenges or opportunities. We continued reducing our exposure to public funds, enhancing our already diversified and granular deposit portfolio. We also reduced our exposure to commercial real estate, further strengthening our well-balanced loan portfolio. Additionally, our strong capital base and ample reserve for credit losses give us optionality in allocating capital and increasing returns as we move into the second half of 2023 and look forward to 2024."

	2023		2022	Annualized
(dollars in thousands, except share data)	Second Quarter	First Quarter	Second Quarter	2Q23 / 1Q23 % Change	2Q23 / 2Q22 % Change
Balance Sheet Highlights
Investment securities, at fair value	$1,422,391	$1,474,064	$1,621,344	(14.1)%	(12.3)%
Mortgage loans held for sale(a)	89,864	73,005	222,400	92.6%	(59.6)%
Commercial loans held for sale, at fair value	9,267	9,510	37,815	(10.2)%	(75.5)%
Loans held for investment	9,326,024	9,365,996	8,624,337	(1.71)%	8.14%
Allowance for credit losses	140,664	138,809	126,272	5.36%	11.4%
Allowance for credit losses on unfunded commitments	14,810	18,463	20,399	(79.4)%	(27.4)%
Total assets	12,887,395	13,101,147	12,193,862	(6.54)%	5.69%
Interest-bearing deposits (non-brokered)	8,233,082	8,693,515	7,646,125	(21.2)%	7.68%
Brokered deposits	238,885	251	1,657	381,338.0%	14,316.7%
Noninterest-bearing deposits	2,400,288	2,489,149	2,895,520	(14.3)%	(17.1)%
Total deposits	10,872,255	11,182,915	10,543,302	(11.1)%	3.12%
Estimated insured or collateralized deposits	7,858,761	7,926,537	7,320,537	(3.43)%	7.35%
Borrowings	390,354	312,131	160,400	100.5%	143.4%
Total common shareholders' equity	1,386,951	1,369,696	1,319,852	5.05%	5.08%
Book value per common share	$29.64	$29.29	$28.15	4.79%	5.29%
Adjusted tangible book value per common share*	$27.72	$27.06	$25.24	9.84%	9.83%
Total common shareholders' equity to total assets	10.8%	10.5%	10.8%
Tangible common equity to tangible assets*	8.98%	8.68%	8.90%
Estimated uninsured and uncollateralized deposits as a percentage of total deposits	27.7%	29.1%	30.6%
*Non-GAAP financial measure; See "Use of non-GAAP Financial Measures" and non-GAAP reconciliations herein.
(a) Includes optional right to repurchase government guaranteed GNMA mortgage loans previously sold that have become past due greater than 90 days amounting to $20,225 and $20,528 as of June 30, 2023 and March 31, 2023, respectively.

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FB Financial Corporation
Second Quarter 2023 Results

	2023		2022
(dollars in thousands, except share data)	Second Quarter	First Quarter	Second Quarter
Statement of Income Highlights
Net interest income	$101,543	$103,660	$102,171
NIM	3.40%	3.51%	3.52%
Provisions for credit losses	$(1,078)	$491	$12,318
Net charge-off ratio	0.03%	0.02%	0.09%
Noninterest income	$23,813	$23,349	$33,214
Mortgage banking income	$12,232	$12,086	$22,559
Total revenue	$125,356	$127,009	$135,385
Noninterest expense	$81,292	$80,440	$96,997
Efficiency ratio	64.8%	63.3%	71.6%
Core efficiency ratio*	63.5%	63.3%	61.1%
Pre-tax, pre-provision earnings	$44,064	$46,569	$38,388
Adjusted pre-tax, pre-provision earnings*	$44,965	$45,659	$52,856
Net income applicable to FB Financial Corporation	$35,299	$36,381	$19,345
Diluted earnings per common share	$0.75	$0.78	$0.41
Effective tax rate	21.8%	21.0%	25.8%
Adjusted net income*	$35,973	$35,708	$30,051
Adjusted diluted earnings per common share*	$0.77	$0.76	$0.64
Weighted average number of shares outstanding - fully diluted	46,814,854	46,765,154	47,211,650
Returns on average:
Return on average total assets	1.10%	1.15%	0.62%
Return on average shareholders' equity	10.3%	11.0%	5.74%
Return on average tangible common equity*	12.6%	13.6%	7.09%
*Non-GAAP financial measure; See "Use of non-GAAP Financial Measures" and non-GAAP reconciliations herein.
Balance Sheet and Net Interest Margin
The Company reported loans HFI of $9.33 billion at the end of the second quarter of 2023, a decrease of $40.0 million from the end of the prior quarter. The contraction was led by declines in construction and non-owner occupied commercial real estate loans of $118.1 million, or 13.0% annualized, which was partially offset by growth in commercial and multifamily loans. The contractual yield on loans increased to 6.16% for the second quarter of 2023 from 5.90% for the previous quarter.
Total deposits decreased by $310.7 million in the second quarter to $10.87 billion. The decrease in total deposits was due to a decrease in public funds of $462.6 million, much of which was seasonal. The Company's total cost of deposits increased to 2.38% during the quarter, and the cost of interest-bearing deposits increased to 3.06%. Noninterest-bearing deposits ("NIBs") decreased to $2.40 billion at the end of the quarter compared to $2.49 billion at the end of first quarter of 2023.
The Company’s net interest income on a tax equivalent basis decreased to $102.4 million in the second quarter of 2023 from $104.5 million in the prior quarter. The decrease was primarily related to higher cost of deposits which resulted in an increase in interest expense on deposits of $12.4 million over the prior quarter. Lower loan balances also impacted net interest income and ultimately the NIM, which decreased to 3.40% for the second quarter of 2023 from 3.51% from the previous quarter.
Holmes continued, "We continue to manage down credit exposure in our construction and commercial real estate portfolios while also continuing to meet the needs of our relationship customers in these segments. NIBs were flat in the second half of the quarter, as we saw less rebalancing of deposits seeking higher interest rates. As expected, we saw a decline in public funds of $462.6 million compared to the prior quarter-end, which was primarily seasonal. We also consciously reduced our public funds exposure during the quarter as we position the liability side of the balance sheet for future growth and optimal earnings."
Noninterest Income
Noninterest income was $23.8 million for the second quarter of 2023, compared to $23.3 million and $33.2 million for the first quarter of 2023 and second quarter of 2022, respectively.
Mortgage banking income remained relatively stable with the previous quarter, as the Company recognized income of $12.2 million in the second quarter and $12.1 million in the first quarter of 2023. Interest rate lock commitment volume during the second quarter of 2023 totaled $403.0 million compared to $375.0 million in the previous quarter.
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FB Financial Corporation
Second Quarter 2023 Results

Chief Financial Officer, Michael Mettee noted, “Noninterest income was flat during the quarter with higher interest rates continuing to suppress mortgage origination volume. The Mortgage division continues to adjust the business as necessary and recorded a small operational profit in the months of May and June of the second quarter."
Expense Management
Noninterest expense was $81.3 million for the second quarter of 2023, compared to $80.4 million for the prior quarter and $97.0 million for the second quarter of 2022. Core noninterest expense* was $79.9 million, which excludes $1.4 million of severance expense for the second quarter of 2023, compared to $80.4 million for the prior quarter and $84.5 million for the second quarter of 2022, which excludes $12.5 million of mortgage restructuring expense. Core banking segment noninterest expense* was $66.7 million for the quarter, compared to $68.4 million in the prior quarter, or a 2.48% decline. During the second quarter of 2023, the Company's core efficiency ratio*1 was 63.5%, compared to 63.3% in the previous quarter and 61.1% in the second quarter of 2022.
Mettee noted, “Expense management is a focus of the Company as we face continued revenue headwinds from the net interest margin and mortgage environments. Our core expense run rate was less in the second quarter than the first, and we anticipate additional reductions in the second half of 2023.”
Credit Quality
The Company had a provision expense of $2.6 million related to loans HFI; however, it also recorded a provision reversal of $3.7 million on unfunded loan commitments, resulting in a net provision release of $1.1 million for the quarter. Notably, the Company reduced unfunded loan commitments in the construction and land development category by $197.2 million from the previous quarter's unfunded commitments of $1.34 billion. At the end of the second quarter, the Company had an allowance for credit losses on loans HFI of $140.7 million, representing 1.51% of loans HFI compared to $138.8 million, or 1.48% as of March 31, 2023.
The Company experienced net charge-offs of $0.7 million in the second quarter of 2023, representing annualized net charge-offs of 0.03% of average loans HFI compared to 0.02% in the first quarter of 2023 and 0.09% in the second quarter of 2022.
The Company's nonperforming loans HFI as a percentage of total loans HFI improved to 0.47% as of the end of the second quarter of 2023 compared to 0.49% as of the previous quarter-end and 0.51% as of the end of the second quarter of 2022. Nonperforming assets as a percentage of total assets improved to 0.59% as of the end of the second quarter of 2023 compared to 0.61% at the end of the prior quarter and 0.46% as of the end of the second quarter of 2022.
Holmes commented, “The credit metrics continue to be favorable, with our annualized net charge-offs remaining relatively flat quarter over quarter and down year over year. Despite the benign current credit environment, the economic outlook remains uncertain, which led to an increase in our allowance for credit losses to loans held for investment during the quarter. The release in provision related to unfunded commitments as a result of reducing our off-balance sheet construction exposure over the last year as we actively improve our credit risk profile."
Capital Strength
Holmes continued, “We continued to build our capital base with solid earnings and a lower balance sheet risk profile. The capital build came even with the headwind of an increase in the unrealized loss from our investment portfolio, which increased from the previous quarter due to the rising interest rate environment. Our ability to maintain a capital buffer and grow tangible common equity provides multiple deployment options in the future.”
Summary
Holmes finalized, "The second quarter showed the results of many of the liquidity, capital and credit actions the Company has focused on during the past year. We have been working to de-risk the balance sheet while building capital and increasing our optionality for improving returns to shareholders. Through these efforts the Company will be well positioned to take advantage of the inevitable future opportunities."
WEBCAST AND CONFERENCE CALL INFORMATION
FB Financial Corporation will host a conference call to discuss the Company's financial results on July 18, 2023, at 8:00 a.m. (Central Time). To listen to the call, participants should dial 1-877-883-0383 (confirmation code 4892051) approximately 10 minutes prior to the call. A telephonic replay will be available approximately two hours after the call through July 25, 2023, by dialing 1-877-344-7529 and entering confirmation code 8986628.
A live online broadcast of the Company’s quarterly conference call will be available online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=IrvtUpsN. An online replay will be available on the Company’s website approximately two hours after the conclusion of the call and will remain available for 12 months.
*Non-GAAP financial measure; See "Use of non-GAAP Financial Measures" and Non-GAAP reconciliations herein. 1
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FB Financial Corporation
Second Quarter 2023 Results

ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank with 82 full-service bank branches across Tennessee, Kentucky, Alabama and North Georgia, and mortgage offices across the Southeast. FirstBank has approximately $12.89 billion in total assets.

MEDIA CONTACT:	FINANCIAL CONTACT:

Jeanie M. Rittenberry	Michael Mettee
615-313-8328	615-564-1212
jrittenberry@firstbankonline.com	mmettee@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com
SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION
Investors are encouraged to review this Earnings Release in conjunction with the Supplemental Financial Information and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the Supplemental Financial Information and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on July 17, 2023.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Earnings Release that are not historical in nature may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s future plans, results, strategies, and expectations, including expectations around changing economic markets. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” “project,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon management's current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates, and projections will be achieved. Accordingly, the Company cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) current and future economic conditions, including the effects of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, and high unemployment rates in the local or regional economies in which the Company operates and/or the US economy generally, (2) changes in government interest rate policies and its impact on the Company’s business, net interest margin, and mortgage operations, (3) any continuation of the recent turmoil in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response, (4) increased competition for deposits, (5) the Company’s ability to effectively manage problem credits, (6) any deterioration in commercial real estate market fundamentals, (7) the Company’s ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions, (8) the Company’s ability to successfully execute its various business strategies, (9) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including legislative developments, (10) the potential impact of the phase-out of the London Interbank Offered Rate ("LIBOR") or other changes involving LIBOR, (11) the effectiveness of the Company’s cybersecurity controls and procedures to prevent and mitigate attempted intrusions, (12) the Company's dependence on information technology systems of third party service providers and the risk of systems failures, interruptions, or breaches of security, and (13) the impact of natural disasters, pandemics, and/or acts of war or terrorism, (14) international or political instability, including the impacts related to or resulting from Russia’s military action in Ukraine and additional sanctions and export controls, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments, and (15) general competitive, economic, political, and market conditions. Further information regarding the Company and factors which could affect the forward-looking statements contained herein can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in any of the Company’s subsequent filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this Earnings Release, and the Company undertakes no obligation to publicly update or
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FB Financial Corporation
Second Quarter 2023 Results

review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company.
The Company qualifies all forward-looking statements by these cautionary statements.
GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures may include, without limitation, adjusted net income, adjusted diluted earnings per common share, adjusted and unadjusted pre-tax pre-provision earnings, core revenue, core noninterest expense and core noninterest income, core efficiency ratio (tax equivalent basis), adjusted return on average assets and equity, and adjusted pre-tax pre-provision return on average assets. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non-core/adjusted in nature. The Company refers to these non-GAAP measures as adjusted (or core) measures. Also, the Company presents tangible assets, tangible common equity, adjusted tangible common equity, tangible book value per common share, adjusted tangible book value per common share, tangible common equity to tangible assets, on-balance sheet liquidity to tangible assets, return on average tangible common equity, and adjusted return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles. Adjusted tangible common equity and adjusted tangible book value also exclude the impact of net accumulated other comprehensive loss.
The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures. See the corresponding non-GAAP reconciliation tables below in this Earnings Release for additional discussion and reconciliation of these measures to the most directly comparable GAAP financial measures.
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FB Financial Corporation
Second Quarter 2023 Results

Financial Summary and Key Metrics
(Unaudited)
(dollars in thousands, except share data)
	2023		2022
	Second Quarter	First Quarter	Second Quarter
Selected Statement of Income Data
Total interest income	$170,183	$159,480	$110,214
Total interest expense	68,640	55,820	8,043
Net interest income	101,543	103,660	102,171
Total noninterest income	23,813	23,349	33,214
Total noninterest expense	81,292	80,440	96,997
Earnings before income taxes and provisions for credit losses	$44,064	$46,569	$38,388
Provisions for credit losses	$(1,078)	$491	$12,318
Income tax expense	9,835	9,697	6,717
Net income applicable to FB Financial Corporation	35,299	36,381	19,345
Net interest income (tax-equivalent basis)	102,383	104,493	102,926
Adjusted net income*	35,973	35,708	30,051
Adjusted pre-tax, pre-provision earnings*	44,965	45,659	52,856
Per Common Share
Diluted net income	$0.75	$0.78	$0.41
Adjusted diluted net income*	0.77	0.76	0.64
Book value	29.64	29.29	28.15
Adjusted tangible book value*	27.72	27.06	25.24
Weighted average number of shares outstanding - fully diluted	46,814,854	46,765,154	47,211,650
Selected Balance Sheet Data
Cash and cash equivalents	$1,160,354	$1,319,951	$872,861
Loans held for investment (HFI)	9,326,024	9,365,996	8,624,337
Allowance for credit losses	(140,664)	(138,809)	(126,272)
Allowance for credit losses on unfunded commitments	(14,810)	(18,463)	(20,399)
Mortgage loans held for sale(a)	89,864	73,005	222,400
Commercial loans held for sale, at fair value	9,267	9,510	37,815
Investment securities, at fair value	1,422,391	1,474,064	1,621,344
Total assets	12,887,395	13,101,147	12,193,862
Interest-bearing deposits (non-brokered)	8,233,082	8,693,515	7,646,125
Brokered deposits	238,885	251	1,657
Noninterest-bearing deposits	2,400,288	2,489,149	2,895,520
Total deposits	10,872,255	11,182,915	10,543,302
Estimated insured or collateralized deposits	7,858,761	7,926,537	7,320,537
Borrowings	390,354	312,131	160,400
Total common shareholders' equity	1,386,951	1,369,696	1,319,852
Selected Ratios
Return on average:
Assets	1.10%	1.15%	0.62%
Shareholders' equity	10.3%	11.0%	5.74%
Tangible common equity*	12.6%	13.6%	7.09%
Average shareholders' equity to average assets	10.7%	10.4%	10.9%
Net interest margin (tax-equivalent basis)	3.40%	3.51%	3.52%
Efficiency ratio (GAAP)	64.8%	63.3%	71.6%
Core efficiency ratio (tax-equivalent basis)*	63.5%	63.3%	61.1%
Loans HFI to deposit ratio	85.8%	83.8%	81.8%
Noninterest-bearing deposits to total deposits	22.1%	22.3%	27.5%
Yield on interest-earning assets	5.67%	5.38%	3.80%
Cost of interest-bearing liabilities	3.14%	2.61%	0.40%
Cost of total deposits	2.38%	1.94%	0.25%
Estimated uninsured and uncollateralized deposits as a percentage of total deposits	27.7%	29.1%	30.6%
Credit Quality Ratios
Allowance for credit losses as a percentage of loans HFI	1.51%	1.48%	1.46%
Net charge-offs as a percentage of average loans HFI	0.03%	0.02%	0.09%
Nonperforming loans HFI as a percentage of total loans HFI	0.47%	0.49%	0.51%
Nonperforming assets as a percentage of total assets(a)	0.59%	0.61%	0.46%
Preliminary Capital Ratios (consolidated)
Total common shareholders' equity to assets	10.8%	10.5%	10.8%
Tangible common equity to tangible assets*	8.98%	8.68%	8.90%
Tier 1 leverage	10.7%	10.4%	10.2%
Tier 1 risk-based capital	11.9%	11.6%	11.8%
Total risk-based capital	13.9%	13.6%	13.6%
Common equity Tier 1 (CET1)	11.7%	11.3%	11.5%
(a)Includes optional right to repurchase government guaranteed GNMA mortgage loans previously sold that have become past due greater than 90 days amounting to $20,225 and $20,528 as of     June 30, 2023 and March 31, 2023, respectively.
*Non-GAAP financial measure; See "Use of non-GAAP Financial Measures" and Non-GAAP reconciliations herein.
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FB Financial Corporation
Second Quarter 2023 Results

Non-GAAP Reconciliations
For the Periods Ended
(Unaudited)
(dollars in thousands, except share data)

	2023			2022
Adjusted net income	Second Quarter	First Quarter		Second Quarter
Income before income taxes	$45,142	$46,078		$26,070
Plus mortgage restructuring expense	—	—		12,458
Less other non-operating items (1)	(901)	910		(2,010)
Adjusted pre-tax net income	46,043	45,168		40,538
Adjusted income tax expense	10,070	9,460		10,487
Adjusted net income	$35,973	$35,708		$30,051
Weighted average common shares outstanding - fully diluted	46,814,854	46,765,154		47,211,650
Adjusted diluted earnings per common share
Diluted earnings per common share	$0.75	$0.78		$0.41
Plus mortgage restructuring expense	—	—		0.27
Less other non-operating items	(0.02)	0.02		(0.04)
Less tax effect	—	—		0.08
Adjusted diluted earnings per common share	$0.77	$0.76		$0.64
(1) The following table presents amounts included in "other non-operating items" for each of the periods presented.
	2023			2022
Other non-operating items	Second Quarter	First Quarter		Second Quarter
Gain on sales or write-downs of other real estate owned and other assets	$533	$—		$—
(Loss) gain from changes in fair value of commercial loans held for sale acquired in previous business combination	(8)	910		(2,010)
Severance expense	(1,426)	—		—
Total other non-operating items	$(901)	$910		$(2,010)

Adjusted net income	1H 2023	1H 2022		2022
Income before income taxes	$91,220	$70,619		$159,574
Plus mortgage restructuring expense	—	12,458		12,458
Less other non-operating items(1)	9	(2,184)		(5,133)
Adjusted pre-tax net income	91,211	85,261	—	177,165
Adjusted income tax expense(2)	19,530	19,846		39,587
Adjusted net income	$71,681	$65,415		$137,578
Weighted average common shares outstanding - fully diluted	46,777,603	47,466,291		47,239,791
Adjusted diluted earnings per share
Diluted earnings per common share	$1.53	$1.15		$2.64
Plus mortgage restructuring and offering expenses	—	0.26		0.26
Less other non-operating items	—	(0.05)		(0.11)
Less tax effect	—	0.08		0.10
Adjusted diluted earnings per common share	$1.53	$1.38		$2.91
(1) The following table presents amounts included in "other non-operating items" for each of the periods presented:
Other non-operating items:	1H 2023	1H 2022		2022
Gain on sales or write-downs of other real estate owned and other assets	$533	$—		$—
Gain (loss) from changes in fair value of commercial loans held for sale acquired in previous business combination	902	(2,184)		(5,133)
Severance expense	(1,426)	—		—
Total other non-operating items	$9	$(2,184)		$(5,133)
(2) 2021 includes a $1,678 tax benefit related to a change in the value of a net operating loss tax asset related to previous business combination.
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FB Financial Corporation
Second Quarter 2023 Results

Non-GAAP Reconciliation
For the Periods Ended
(Unaudited)
(dollars in thousands)

	2023		2022
Adjusted pre-tax pre-provision earnings	Second Quarter	First Quarter	Second Quarter
Income before income taxes	$45,142	$46,078	$26,070
Plus provisions for credit losses	(1,078)	491	12,318
Pre-tax pre-provision earnings	44,064	46,569	38,388
Plus mortgage restructuring expense	—	—	12,458
Less other non-operating items	(901)	910	(2,010)
Adjusted pre-tax pre-provision earnings	$44,965	$45,659	$52,856

	2023		2022
Adjusted tangible net income	Second Quarter	First Quarter	Second Quarter
Income before income taxes	$45,142	$46,078	$26,070
Plus mortgage restructuring expense	—	—	12,458
Less other non-operating items	(901)	910	(2,010)
Plus amortization of core deposit and other intangibles	940	990	1,194
Less income tax expense, adjusted for items above	10,315	9,718	10,799
Adjusted tangible net income	$36,668	$36,440	$30,933

	2023		2022
Core efficiency ratio (tax-equivalent basis)	Second Quarter	First Quarter	Second Quarter
Total noninterest expense	$81,292	$80,440	$96,997
Less mortgage restructuring expense	—	—	12,458
Less severance expense	1,426	—	—
Core noninterest expense	$79,866	$80,440	$84,539
Net interest income (tax-equivalent basis)	$102,383	$104,493	$102,926
Total noninterest income	23,813	23,349	33,214
Less (loss) gain from changes in fair value of commercial loans held for sale acquired in previous business combination	(8)	910	(2,010)
Less gain (loss) from sales or write-downs of other real estate owned and other assets	533	(183)	(8)
Less (loss) gain from securities, net	(28)	69	(109)
Core noninterest income	23,316	22,553	35,341
Core revenue	$125,699	$127,046	$138,267
Efficiency ratio (GAAP)(a)	64.8%	63.3%	71.6%
Core efficiency ratio (tax-equivalent basis)	63.5%	63.3%	61.1%
(a) Efficiency ratio (GAAP) is calculated by dividing reported noninterest expense by reported total revenue.
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FB Financial Corporation
Second Quarter 2023 Results

Non-GAAP Reconciliations (continued)
For the Periods Ended
(Unaudited)
(dollars in thousands except per share data)

	2023		2022
Tangible assets and equity	Second Quarter	First Quarter	Second Quarter
Tangible assets
Total assets	$12,887,395	$13,101,147	$12,193,862
Less goodwill	242,561	242,561	242,561
Less intangibles, net	10,438	11,378	14,515
Tangible assets	$12,634,396	$12,847,208	$11,936,786
Tangible common equity
Total common shareholders' equity	$1,386,951	$1,369,696	$1,319,852
Less goodwill	242,561	242,561	242,561
Less intangibles, net	10,438	11,378	14,515
Tangible common equity	$1,133,952	$1,115,757	$1,062,776
Less accumulated other comprehensive loss, net	(163,407)	(149,566)	(120,495)
Adjusted tangible common equity	1,297,359	1,265,323	1,183,271
Common shares outstanding	46,798,751	46,762,626	46,881,896
Book value per common share	$29.64	$29.29	$28.15
Tangible book value per common share	$24.23	$23.86	$22.67
Adjusted tangible book value per common share	$27.72	$27.06	$25.24
Total common shareholders' equity to total assets	10.8%	10.5%	10.8%
Tangible common equity to tangible assets	8.98%	8.68%	8.90%
On-balance sheet liquidity:
Cash and cash equivalents	$1,160,354	$1,319,951	$872,861
Unpledged securities	281,098	286,169	305,781
Equity securities, at fair value	3,031	3,059	3,103
Total on-balance sheet liquidity	$1,444,483	$1,609,179	$1,181,745
On-balance sheet liquidity as a percentage of total assets	11.2%	12.3%	9.69%
On-balance sheet liquidity as a percentage of total tangible assets	11.4%	12.5%	9.90%

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FB Financial Corporation
Second Quarter 2023 Results

Non-GAAP Reconciliations (continued)
For the Periods Ended
(Unaudited)
(dollars in thousands)

	2023		2022
Return on average tangible common equity	Second Quarter	First Quarter	Second Quarter
Average common shareholders' equity	$1,376,818	$1,343,227	$1,352,701
Less average goodwill	242,561	242,561	242,561
Less average intangibles, net	10,913	11,862	15,144
Average tangible common equity	$1,123,344	$1,088,804	$1,094,996
Net income	$35,299	$36,381	$19,345
Return on average common equity	10.3%	11.0%	5.74%
Return on average tangible common equity	12.6%	13.6%	7.09%
Adjusted tangible net income(1)	$36,668	$36,440	$30,933
Adjusted return on average tangible common equity	13.1%	13.6%	11.3%
(1) The Company's calculation of adjusted return on average tangible common equity was modified in the second quarter of 2023 to exclude amortization of core deposits and other    intangibles from adjusted net income. Prior periods shown have been revised to conform with this methodology.

	2023		2022
Adjusted return on average assets and equity	Second Quarter	First Quarter	Second Quarter
Net income	$35,299	$36,381	$19,345
Average assets	12,826,449	12,861,614	12,427,479
Average common equity	1,376,818	1,343,227	1,352,701
Return on average assets	1.10%	1.15%	0.62%
Return on average common equity	10.3%	11.0%	5.74%
Adjusted net income	$35,973	$35,708	$30,051
Adjusted return on average assets	1.12%	1.13%	0.97%
Adjusted return on average common equity	10.5%	10.8%	8.91%
Adjusted pre-tax pre-provision earnings	$44,965	$45,659	$52,856
Adjusted pre-tax pre-provision return on average assets	1.41%	1.44%	1.71%

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